Exhibit 23.1

Consent of Independent Auditors

      We consent to the use of our report included herein on the combined balance sheet of the Semiconductor Components Group of Motorola, Inc. as of December 31, 1998 and the combined statements of revenues less direct and allocated expenses before taxes for each of the years in the two-year period ended December 31, 1998 and the period from January 1, 1999 through August 3, 1999 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Phoenix, Arizona

February 17, 2000